Exhibit 10.1

KNIGHT CAPITAL GROUP, INC.

December 19, 2012

Thomas Joyce

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, NJ 07310

Dear Tom:

This letter sets forth our understanding with respect to your continued service to Knight Capital Group, Inc. (the “Company”) as Chief Executive Officer and Chairman. In recognition of the fact that your employment letter agreement with the Company, dated as of March 31, 2009 (the “Letter Agreement”), is scheduled to expire effective December 31, 2012 and in consideration of the desire of the Board of Directors of the Company (the “Board”) to ensure your continued and dedicated service to the Company following the date hereof and through at least the consummation of the proposed transactions between the Company and GETCO Holding Company, LLC as contemplated by the Agreement and Plan of Merger by and among GETCO Holding Company, LLC, the Company and the other entities listed in the recitals to such agreement, dated as of December 19, 2012, the Board has determined that it is in the best interests of the Company and its shareholders to extend the term of the Letter Agreement and to provide you with the retention payment described below.

Now therefore, in consideration of the foregoing, you and the Company hereby agree as follows:

1.	Extension of the Term. The “Term” of the Letter Agreement as set forth in paragraph 1 of the Letter Agreement is hereby extended so as to expire on the first to occur of (i) the date of consummation of the transactions contemplated by the Agreement and Plan of Merger by and among GETCO Holding Company, LLC, the Company and the other entities listed in the recitals to such agreement, dated as of December 19, 2012 (the “Merger Agreement”) and (ii) December 31, 2014. In addition, the provision of paragraph 1 of the Letter Agreement providing for the extension of the Term on a Change in Control (as defined in the Letter Agreement) is hereby deleted and of no further force and effect.

2.	Retention Payment. Paragraph 7(b) of the Letter Agreement is hereby amended by adding the following new paragraph at the end thereof:

Notwithstanding anything contained herein to the contrary, upon the Closing Date (as defined in the Merger Agreement), subject to your continued employment with the Company through the Closing Date, the Company will pay you a lump sum cash payment equal to $7.5 million (the “Retention Payment”) and your right to receive the severance payments and benefits under paragraph 7(b) of this Letter Agreement (other than the Accrued Obligations) shall lapse and be of no further force and effect. The Retention Payment will be paid on the Closing Date. In the event the Merger Agreement is terminated, your right to the Retention Payment will be void and of no force and effect, and your rights under paragraph 7(b) of this Letter Agreement will continue in accordance with the terms thereof. Prior to the Closing Date, your rights under paragraph 7(b) shall remain in effect in accordance with the terms thereof.

3.	Survival. Paragraph 18 of the Letter Agreement is hereby amended by adding the following new paragraph at the end thereof:

The foregoing sentence notwithstanding, from and after the expiration of the Term due to the consummation of the transactions contemplated by the Merger Agreement, the following survival provision shall apply (and the foregoing sentence shall not apply): The expiration of the Term will not destroy or diminish the binding force and effect of any of the following provisions of this Letter Agreement, which shall come into or continue in effect on or after such expiration: (i) paragraph 4(c) (with all determinations thereunder following the consummation of the transactions contemplated by the Merger Agreement requiring the approval referred to in Article V, Section 2(c)(ii) of the Knight Holdco Inc., Amended and Restated By-laws as if they were a modification to this Letter Agreement), (ii) the obligations of the Company to pay the Accrued Obligations under paragraph 7(a) and the Retention Payment under paragraph 7(b); (iii) paragraphs 8 through 10, (v) paragraph 13, and (vi) paragraphs 15 through 17.

Except as set forth above, the Letter Agreement shall remain in full force and effect.

This letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

* * * *

Please indicate your agreement with the terms of this letter as set forth above by signing and returning to us one copy of this letter.

Sincerely yours,

KNIGHT CAPITAL GROUP, INC.

	By:	/s/ Steven Bisgay

AGREED TO AND ACCEPTED BY:

/s/ Thomas Joyce
Thomas Joyce